UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 31, 2008

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989
Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement
On July 31, 2008, First Community Bancshares, Inc. entered into a definitive agreement and plan of merger to acquire Coddle Creek Financial Corp., a bank holding company and parent of Mooresville Savings Bank, SSB, located in Mooresville, North Carolina. First Community will acquire Coddle Creek in a merger transaction valued at approximately $33.1 million, based on First Community’s closing price of $35.83 on July 31, 2008. Under the terms of the merger agreement, Coddle Creek will merge with and into First Community, and shareholders of Coddle Creek will be entitled to receive $19.60 cash and .9046 shares of First Community common stock for each share of Coddle Creek common stock owned. The value of the transaction and value of each share of Coddle Creek common stock on consummation of the merger may be higher or lower depending on the value of First Community’s common stock on such date.
The transaction is expected to be completed during the fourth quarter of 2008, pending regulatory approvals, the approval of shareholders of Coddle Creek, and the satisfaction of other closing conditions.
The merger agreement is attached to this Form 8-K as Exhibit 2.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d)	The following exhibit is included with this report:

Exhibit No.	Exhibit Description

2.1	Agreement dated July 31, 2008, between First Community Bancshares, Inc. and Coddle Creek Financial Corp.

99.1	Press release dated July 31, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: July 31, 2008	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer